Exhibit 99

Ameron International Corp. Announces Quarterly Dividend of $.30 Per Share and Annual Meeting on March 30, 2011

PASADENA, Calif.--(BUSINESS WIRE)--January 14, 2011--The Board of Directors of Ameron International Corporation (NYSE:AMN) declared a quarterly dividend of 30 cents per share of common stock payable February 15, 2011 to stockholders of record on January 27, 2011 and established February 15, 2011 as the record date in connection with its Annual Meeting of Stockholders that will be held on Wednesday, March 30, 2011.

About Ameron International Corporation

Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines and fabricated steel products, such as wind towers; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials; and products used in infrastructure projects. The Company’s businesses operate in North America, South America, Europe and Asia. The Company also has partial ownership in several unconsolidated affiliates in the Middle East.

CONTACT:
Ameron International Corporation
James S. Marlen, Chairman, Chief Executive Officer and President
Gary Wagner, Senior Vice President, Finance and Administration & Chief Financial Officer
Telephone: 626-683-4000